Exhibit 99.1

Delta Financial Announces Staff Reductions

Woodbury, NY – August 22, 2007 – Delta Financial Corporation (NASDAQ: DFC) today announced it has reduced its staffing to align its operations with current market conditions.

“The rapid deterioration of the credit markets has caused issues in our sector that are beyond our control,” explained Hugh Miller, president and chief executive officer.  “As we continue to make the necessary rate increases and program cuts in order to address the changing business environment, the result in the near term is a likely reduction in loan production.  Accordingly, it is with sadness that we must reduce our workforce to address the anticipated decrease in originations.  We deeply regret having to take this action, but it is the fiscally responsible decision to make at this time.  We are extremely grateful to all those in the Delta family for their dedication to the Company.”

The Company has eliminated approximately 300 jobs, resulting in an approximate 20% reduction in its nationwide workforce.  The majority of the reductions will result from the closing of the organization’s satellite wholesale offices in Florida, Texas, and California, and the elimination of certain positions involved in the originations process.  The Company expects that the centralized structure of its wholesale operations will help limit disruption of normal business activities.

The Company expects to take a pre-tax charge of approximately $2.0 million to $2.5 million this quarter as a result of the workforce reductions and related expenses.

“This workforce reduction is an unfortunate byproduct of the current times we are in,” continued Mr. Miller.  “Delta remains committed to weathering this current market downturn and taking advantage of the reduced number of competitors when the market stabilizes.”

About the Company
Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans.  The loans the Company originates are primarily fixed rate, and are secured by first mortgages on one- to four-family residential properties.  The Company originates non-conforming loans through a network of independent brokers and the Company’s retail offices.  Since 1991, Delta has completed 52 asset-backed securitizations, collateralized by approximately $19.8 billion in mortgage loans.

Important Information Regarding Forward-Looking Statements.  Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties.  Forward-looking statements relate to, among other things, our projections as to our future loan production, the effect that our centralized structure may have on limiting disruption to our business activities, the amount of the charge we expect to incur as a result of the reduction in workforce, future competitive conditions, our ability to adjust to changing market conditions, and the effect of changes we have made and may make to our loan products and underwriting guidelines may have on our Company.  There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements.  Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including, without limitation, the availability of warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets on favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; repurchase obligations, early payment default, costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, future tax rates and demand for our products and services; the state of the housing market; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the captions “Business–Forward Looking Statements and Risk Factors” and “Risk Factors” and our Form 10-Q under the caption “Risk Factors.”  We disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

For More Information Contact:

Larry Karpen
Vice President
(516) 812-8222
lkarpen@deltafinancial.com